[LETTERHEAD OF RANDALL P. MATYE]


                                              April 15, 1997


Francis Brinkman
Board of Directors
Excel Resources, Inc.
1111 Bagby, Suite 2400
Houston, Texas  77002


Re:  Excel Resources, Inc.


Dear Mr. Brinkman and Members of the Board of Directors:

     This letter will serve as my resignation from the Board of Directors of Excel Resources, Inc. (the "Company") effective immediately. I am resigning because the Company has taken actions with which I am not in agreement.

                                          Sincerely,

                                          /s/ Randall P. Matye

                                          Randall P. Matye